Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into this 26th day of October, 2009 (the “Effective Date”), by and between Jerome J. Selitto (the “Executive”) and PHH Corporation, a Maryland corporation (the “Company”).
WITNESSETH:
     WHEREAS, the Company desires to employ the Executive as provided herein until the termination of this Agreement in accordance with its terms; and
     WHEREAS, the Executive desires to be employed by the Company as provided herein during such period.
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and Executive agree as follows:
1. Employment
     (a) Position. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, as the President and Chief Executive Officer of the Company, upon and subject to the terms and conditions hereinafter set forth. The Executive will also be appointed to the Company’s Board of Directors (the “Board”).
     (b) Term. This Agreement and Executive’s employment hereunder shall commence and become effective on the Effective Date and shall continue for a term of two years unless the Executive or the Company terminates his employment earlier (such period of employment is referred to herein as the “Term”). During the Term, Executive shall be an employee “at will.”
     (c) Responsibilities. Executive shall perform the duties and responsibilities generally associated with the office and position of President and Chief Executive Officer of the Company and those other duties as are from time to time assigned to Executive by the Board. Executive shall report directly to the Board. Executive shall devote his full business time, attention and energies to the business and interests of the Company and its affiliates consistent with his executive position, and shall perform such duties as are assigned to him by the Board faithfully, diligently and to the best of his abilities. Executive will exercise the highest degree of loyalty and care with respect to the Company and its affiliates in the performance of his duties and will do nothing to harm the business or reputation of the Company or any of its affiliates. Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to, conflict with the best interests of the Company and its affiliates. Executive shall comply with all policies governing Company employees.
     (d) Location. Executive’s principal office location will be 3000 Leadenhall Road, Mt. Laurel, New Jersey; however, Executive will be required to travel to the extent necessary or advisable to perform his duties.

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2. Compensation
     (a) Base Salary. In consideration of the services to be rendered by Executive hereunder, the Company agrees to pay Executive, and the Executive agrees to accept as compensation, an annual base salary of $800,000 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices. Executive’s performance and salary shall be reviewed by the Board in the first quarter of each fiscal year starting in 2011.
     (b) Bonus Opportunity. Executive shall be eligible to participate in the PHH Corporation Management Incentive Plan, as may be amended from time to time by the Company (the “MIP”). Executive’s first performance period under the MIP shall start on the Effective Date and end on December 31, 2010. The Compensation Committee of the Board (the “Compensation Committee”) will establish the performance goals for purposes of the MIP in its discretion. The annual performance bonus target is currently intended to be a minimum of 150% of Base Salary, with a minimum bonus of 0% of target and a maximum potential bonus of 300% of target, based on performance compared to the goal. The bonus, if any, shall be paid no later than March 15 of the year following the performance period, and shall be paid in a mixture of cash and Company equity awards, as determined by the Compensation Committee in its discretion. Provided, however, if requested by Executive, the Company shall pay the bonus in cash in an amount necessary to pay Executive’s federal and state income tax related to the bonus.
     (c) Equity Incentives.
          (i) Sign-on Equity Grants.
               (A) Options. As soon as practicable after the Effective Date, Executive will be granted non-qualified stock options exercisable for 250,000 shares of Company common stock. The options will be granted pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan, using the Company’s standard form of grant agreement, substantially in the form attached hereto as Exhibit A. The options will become vested and exercisable on a pro rata basis annually over three years provided that the Executive remains employed by the Company continuously from the grant date through the respective vesting dates.
               (B) Restricted Stock Units. For each share of Company common stock that the Executive purchases on the open market during the first open trading window after the Effective Date, in accordance with Company policies, Executive will be granted a restricted stock unit pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan, using the Company’s standard form of grant agreement, substantially in the form attached hereto as Exhibit B. The maximum number of restricted stock units that may be granted pursuant to this subsection is 50,000 units. The grants will be made before December 31, 2009, at such time or times determined by the Compensation Committee. The restricted stock units granted pursuant to this subsection will become fully vested on the first anniversary of the grant date, provided that the Executive remains employed by the Company continuously from the grant date through the first anniversary of the grant date.

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          (ii) Annual Grants. Beginning in 2011, and continuing during the Term, when equity incentive grants are made to other employees, Executive shall be eligible to receive annual equity-based grants as determined in the discretion of the Compensation Committee. The terms and conditions of these grants will be established by the Compensation Committee at the time of grant and set forth in separate award agreements. The target value of the annual equity incentive grants is anticipated to be 300% of annual Base Salary, as determined by the Compensation Committee in its discretion.
     (d) Employee Benefit Programs. During the Term, Executive shall be eligible to participate in the employee benefit programs and policies that are applicable generally to senior executives of the Company, subject to the terms thereof and the Company’s right to modify or terminate the programs and policies at any time.
     (e) Fringe Benefits. During the Term, in accordance with the policies, practices and procedures of the Company and subject to limitations established by the Compensation Committee, Executive shall be provided a Company-leased vehicle and access to financial planning services.
     (f) Relocation Expenses. The Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive on or before July 31, 2010, to move the Executive’s household to the Philadelphia/Mt. Laurel area. The Company shall reimburse Executive for Executive’s personal travel to and from his residence to the Philadelphia/Mt. Laurel area and living expenses in the Philadelphia/Mt. Laurel area until the earlier of July 31, 2010, or the date his household is relocated, in an amount not to exceed $5,000 per month for all such expenses combined.
     (g) Business Expense Reimbursement. The Company shall reimburse Executive for all reasonable, ordinary and necessary out-of-pocket expenses actually incurred by Executive during the Term in performing services hereunder, provided that payments for reimbursement of such expenses shall be made to Executive only upon presentation to the Company of appropriate vouchers or receipts, consistent with Company policy.
     (h) Legal Fees. The Company shall reimburse Executive for reasonable attorneys’ fees and expenses for review and negotiation of this Agreement and the Exhibits hereto.
3. Termination of Employment
     Subject to the requirement to pay severance, if applicable, during the Term, the Company or the Executive may terminate Executive’s employment at any time and for any reason upon 30 days’ advance written notice to the other party, provided, however, that no advance notice is required if the Company terminates Executive’s employment for Cause (as defined below). Upon termination of employment, Executive shall also cease serving as a member of the Board.
     (a) Termination without Cause or for Good Reason. If the Company terminates Executive’s employment without Cause or the Executive terminates his employment for Good Reason (as defined below) during the Term, the Company shall pay the Executive the following:

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     (i) accrued but unpaid Base Salary, to be paid no later than ten business days after the effective date of the Executive’s termination of employment, and any annual bonus earned but unpaid for the fiscal year before the year in which the Executive’s employment is terminated, to be paid at the same time bonuses are payable to corporate employees (such accrued but unpaid Base Salary and bonus referred to herein as the “Accrued Obligations”);
     (ii) severance payments (“Severance Payments”) in the form of (A) continued payment for a period of 12 months of the Executive’s Base Salary in the event of a termination on or before the first anniversary of the Effective Date, or 24 months of the Executive’s Base Salary in the event of a termination after the first anniversary of the Effective Date, in either case, as in effect on the effective date of the Executive’s termination of employment, determined without regard to any reduction that constitutes Good Reason; and (B) the annual bonus earned under the MIP based on actual achievement of performance objectives for the fiscal year in which the Executive’s employment is terminated multiplied by a fraction, the numerator of which is the number of whole and partial months (rounded up) from the beginning of that fiscal year until the date of termination of employment, and the denominator of which is 12, to be paid at the same time bonuses are payable to corporate employees; and
     (iii) pay the premium for COBRA coverage, if elected by Executive and his eligible dependents, upon loss of coverage under the Company’s group health plan due to his termination, until the earlier of (A) the date that Executive becomes eligible for coverage under another group health plan, or (B) in the event of a termination on or before the first anniversary of the Effective Date, the end of the 12th month of COBRA coverage, and in the event of a termination after the first anniversary of the Effective Date, the end of the 18 month maximum COBRA coverage period. In the event of a termination after the first anniversary of the Effective Date, if Executive does not become eligible for coverage under another group health plan by the end of the 18 month maximum COBRA coverage period, then the Company will continue to provide coverage for Executive and his eligible dependents for an additional 6 months; however, the coverage will terminate earlier if Executive becomes eligible for coverage under another group health plan during that time. The Company will impute the amount of the COBRA premium during the period of COBRA coverage and the fair market value of the continued coverage beyond the end of the COBRA period as taxable income to Executive.
     (b) Termination for any other Reason. In the event Executive’s employment is terminated for any reason other than as specified in Section 3(a), the Company shall pay the Executive his Accrued Obligations. No Severance Payments, or any other payments, shall be made. Non-renewal of the Term does not, by itself, entitle Executive to any severance benefits under this Agreement or constitute Good Reason. Provided, however, if Executive’s employment is terminated due to his death or Disability (as defined herein), the Company shall pay to the Executive the Accrued Obligations plus the amount provided for in Section 3(a)(ii)(B) of this Agreement. In addition, Executive shall receive the same change in control severance protection as provided to other members of the Company’s senior leadership team as in effect on the Effective Date, which shall terminate on December 31, 2009; provided, however, that any

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severance that may be paid pursuant to such arrangement may be paid in a lump sum only to the extent it would not result in a violation of Section 409A of the Internal Revenue Code. Provided, further, that at the option of the Executive, the Executive shall be entitled to receive the same change in control severance protection as provided to other members of the Company’s senior leadership team after December 31, 2009, which protection, if any, shall be set forth in an addendum to this Agreement.
     (c) Definitions. The following terms are used herein:
          (i) “Cause” means:
          (1) a material failure of the Executive to substantially perform the Executive’s duties with the Company or its subsidiaries (other than failure resulting from incapacity due to physical or mental illness);
          (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its subsidiaries;
          (3) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude;
          (4) repeated instances of negligence in the performance of the Executive’s job or any instance of gross negligence in the performance of the Executive’s duties as an employee of the Company or one of its subsidiaries;
          (5) any breach by the Executive of any fiduciary obligation owed to the Company or any subsidiary or any material element of the Company’s Code of Ethics, the Company’s Code of Conduct or other applicable workplace policies; or
          (6) failure by the Executive to perform his job duties for the Company to the best of Executive’s ability and in accordance with reasonable instructions and directions from the Board, and the reasonable workplace policies and procedures established by the Company, as applicable, from time to time.
          The Company must provide notice (which shall state with specificity the facts constituting “Cause”) to the Executive within 60 days after it becomes aware of the initial existence of one of the “Cause” conditions set forth in Sections (1) or (6), above, upon receipt of which the Executive shall have a reasonable opportunity (but not less than 30 days) to remedy the condition or to discontinue the offending conduct or otherwise cure the condition; provided, however, that the Board determines in its sole discretion that (1) the conduct can be cured, (2) the conduct has not caused material harm to the Company, and (3) there is a reasonable prospect that Executive can cure such conduct. No Cause shall exist with respect to conditions which have been discontinued or cured, subject to the foregoing.
          (ii) “Disability” has the definition used in the Company’s long term disability insurance program, as may be amended from time to time.

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          (iii) “Good Reason” means, in the absence of the written consent of the Executive:
     (1) a material breach by the Company of this Agreement;
     (2) a reduction of the Executive’s Base Salary in effect as of the Effective Date or the failure to provide Executive with the bonus opportunity described in Section 2(b);
          (3) a change in the Executive’s title reflecting a material diminution in Executive’s authority or a material diminution in the Executive’s duties or responsibilities as of the Effective Date; provided, however, that the sale of either the mortgage or fleet business where the Company remains a publicly traded company will not be considered a material diminution in the Executive’s authority, duties or responsibilities for this purpose; or
          (3) a change in the required location of Executive’s employment as of the Effective Date in excess of 50 miles.
          The Executive must provide notice to the Company of the existence of one of the “Good Reason” conditions within 60 days after the initial existence of the “Good Reason” condition, upon the notice of which the Company shall have 30 days to remedy the condition and not be required to pay any amount of severance. In all cases, for the Executive to receive any Severance Payments, the Executive’s termination must occur no later than one year following the initial existence of one or more of the “Good Reason” conditions arising without the consent of the Executive.
     (d) Timing of Severance Payments. Except as otherwise specified under Section 6(k)(iv), any Severance Payments shall be payable, if at all, beginning no later than the payroll period coincident with or next following the expiration of any period during which the Executive may revoke the Release executed pursuant to Section 5, so long as the Release becomes effective no later than 60 days after the Executive’s termination of employment. Notwithstanding the foregoing, if the period during which the Executive has discretion to execute or revoke the Release straddles two taxable years of the Executive, then the Company shall make the payment in the second of such taxable years, regardless of which taxable year the Executive actually delivers the executed Release to the Company.
4. Restrictive Covenants.
     (a) Covenants Not to Compete. In further consideration for the benefits and payments set forth in this Agreement, the Executive agrees that, for the period beginning on the Effective Date and ending on the last day of the 24-month period after the date of termination of employment at any time during or after the Term (the “Restriction Period”), the Executive shall not compete with the Company or any of its subsidiaries or affiliates (the “PHH Group”), as set forth below:
          (i) The Executive agrees that he will not, directly or indirectly, as an individual on the Executive’s own account, or as an independent contractor, employee,

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consultant, agent, partner, member, joint venturer or otherwise, provide any service or assistance, in any capacity or function to any business engaged in any of the businesses of or services provided by or contemplated to be provided by the PHH Group or otherwise competing with the businesses of the PHH Group, as in effect on his termination date or any time during which the Executive provided services to the PHH Group, including, but not limited to businesses in the fleet management, mortgage origination and/or mortgage servicing industries, or any of the following: Mike Albert Leasing, Inc.; Allstate Leasing, Inc.; ARI (Automotive Rentals, Inc.); Donlen Corporation; Enterprises Leasing Company; GE Commercial Finance Fleet Services; Emkay Vehicle Leasing; Lease Plan U.S.A.; Wheels, Incorporated; American Leasing; BBL; MotoLease; Merchants Leasing; Sutton Leasing; ULTEA; SunTrust; Wells Fargo; The CEI Group; Fleet Response; CCM; Union Leasing; Wells Fargo Home Mortgage; Bank of America Mortgage; Chase Home Finance; CitiMortgage, Inc.; GMAC Residential Holdings; SunTrust Mortgage, Inc.; MetLife Bank; Quicken Loans, Inc.; CTX Mortgage; Branch Banking & Trust Co.; Pulte Mortgage; AmSouth Mortgage; Fifth Third Mortgage; U.S. Bank Home Mortgage; Citizens Mortgage Corporation; and any successor entity of any of the foregoing that is created by merger, consolidation or any other similar transaction.
          (ii) The Executive acknowledges that the PHH Group’s businesses are conducted nationally and agrees that the restrictions herein shall operate throughout the United States. Nothing herein shall prohibit the Executive from being a passive owner of not more than 5% of the outstanding securities of any publicly traded company that would be a competing company as described in Section 4(a)(i), so long as the Executive has no active participation in the business of such company.
          (iii) The Executive agrees that he will not, directly or indirectly, as an individual on the Executive’s own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, solicit, induce or encourage, or permit any person or entity to solicit, encourage, induce or attempt to induce on the Executive’s behalf during the Restriction Period:
          (1) any person who was employed by the PHH Group on the date of termination of employment, and/or any person who was employed by the PHH Group at any time during the twelve-month period immediately preceding the date of termination of employment, to terminate their employment with the PHH Group, or in any way interfere with the relationship between the PHH Group and any employee thereof; or
          (2) any customer, client, supplier, licensee or other person or entity that does business with the PHH Group to cease doing business with the PHH Group, or in any way interfere with the relationship between any such persons or entities and the PHH Group.
          (iv) The Executive agrees that he will not, directly or indirectly, as an individual on the Executive’s own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, during the Restriction Period, call on, solicit or service any person or entity who was a customer, client, licensor or licensee of the PHH Group at any time during the twelve-month period immediately preceding the date of

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termination of employment for any purpose which directly or indirectly competes with the business of the PHH Group.
          The Executive agrees and acknowledges that the promises and covenants not to compete set forth above each have a unique, very substantial and immeasurable value to the PHH Group, that the PHH Group is engaged in a highly competitive industry, and that the Executive is receiving significant consideration in exchange for these promises and covenants. The Executive acknowledges that the promises and covenants set forth above are necessary for the reasonable and proper protection of the PHH Group’s legitimate business interests; and that each and every promise and covenant is reasonable with respect to activities restricted, geographic scope and length of time.
     (b) Confidential Information. The Executive acknowledges that as part of his employment with the PHH Group, he had access to information that was not generally disclosed or made available to the public. The Executive recognizes that in order to guard the legitimate interests of the PHH Group, it is necessary for it to protect all confidential information. The Executive agrees to keep secret all non-public, confidential and/or proprietary information, matters and materials of the PHH Group, and personal confidential or otherwise proprietary information regarding the PHH Group’s employees, executives, directors or consultants affiliated with the PHH Group, including, but not limited to, documents, materials or information regarding, concerning or related to the PHH Group’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, trade secrets, systems, procedures, manuals, confidential reports, clients or potential clients, financial information, business and strategic plans, proprietary information regarding its financial or other business arrangements with the executives, sales representatives, editors and other professionals with which it works, software programs and codes, access codes, and other similar materials or information, as well as all other information relating to the business of the PHH Group which is not generally known to the public or within the fleet management and/or mortgage industries or any other industry or trade in which the PHH Group competes (collectively, “Confidential Information”), to which the Executive has had or may have access and shall not use or disclose such Confidential Information to any person except (i) to the extent required by applicable law, (ii) to his personal advisors, to the extent such advisors agree to be bound by this provision, or (iii) to the minimum necessary to enforce this Agreement. This obligation is understood to be in addition to any agreements the Executive may have signed with the PHH Group or any of its subsidiaries or affiliates concerning confidentiality and non-disclosure, non-competition, non-solicitation, and assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect. Anything contained in this Agreement notwithstanding, it is understood that, at all times after the termination of his employment with the Company, Executive shall be free to use information he had when his employment by the Company began and information which is generally known in the business, and his own skill, knowledge, know-how and experience.
     (c) Non-Disparagement. The Executive will not disparage or defame, through verbal or written statements or otherwise, the PHH Group or any of its members, directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation, business practices, good will, products and services of the PHH

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Group or the personal or professional reputation of any of the PHH Group’s members, directors, officers, agents or employees.
     The Company, in its official capacity, will not disparage or defame, through verbal or written statements or otherwise, the Executive or otherwise take any action which could reasonably be expected to adversely affect the Executive’s reputation.
     (d) Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the PHH Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the PHH Group in the event the Executive breached any of the covenants of this Section 4; and (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 4 would be inadequate. The Executive therefore agrees and consents that (X) if the Executive commits any breach of a covenant under this Section 4 during the Restriction Period, all unpaid severance benefits will be immediately forfeited, and (Y) if the Executive commits any breach of a covenant under this Section 4 or threatens to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to seek temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.
     (e) Similar Covenants in Other Agreements Unaffected. The Executive may be or become subject to covenants contained in other agreements (including but limited to stock option and restricted stock unit agreements) which are similar to those contained in this Section 4. Further, a breach of the covenants contained in this Section 4 may have implications under the terms of such other agreements, including but not limited to a forfeiture of equity awards and long-term cash compensation. The Executive acknowledges the foregoing and understands that the covenants contained in this Section 4 are in addition to, and not in substitution of, the similar covenants contained in any such other agreements. The Company agrees that any forfeiture or repayment obligation under any such agreement shall be subject to arbitration as specified under Section 6(i).
5. Release
     As a condition to receiving any Severance Payment specified under Section 3, the Executive shall be required to sign and deliver to the Company, and may not revoke or violate the terms of, a general release of all claims, substantially in the form attached as Exhibit C, as revised from time to time to comply with applicable law or to reflect changes made to the Company’s standard form of general release of all claims for all employees (the “Release”). In no case will payments be made or begin before the end of any rescission period required by applicable law or regulation in connection with any release or waiver that the Executive is asked to sign.

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6. Miscellaneous
     (a) Nonduplication; No Impact on Benefits. Any Severance Payments made to the Executive shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement sponsored by the Company that provides severance benefits to employees upon termination of employment, except that any Severance Payments made shall be in addition to any acceleration of payment or vesting of any equity award granted to the Executive. Except as may otherwise be specifically stated under any employee benefit plan, policy, or program, no amount of severance payable under this Agreement shall be treated as compensation for purposes of calculating the Executive’s right under any such plan, policy, or program.
     (b) Funding. Benefits payable under this Agreement will be paid only from the general assets of the Company or a successor. This Agreement does not create any right to or interest in any specific assets of the Company.
     (c) No Mitigation. The Executive shall not be obligated to seek other employment in mitigation of the severance amounts payable under any provision of this Agreement, and the obtaining of such other employment shall not effect any reduction of the Company’s obligations to pay the payments provided under Section 3.
     (d) Withholding. The Company may withhold from any payments made under this Agreement all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling, and any withholdings for benefit plan contributions.
     (e) Successors. All rights under this Agreement are personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the obligations set forth in this Agreement in the same manner and to the same extent as the Company would be required to do.
     (f) Governing Law. This Agreement and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of New Jersey, or by U.S. federal law.
     (g) Severability. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
     (h) Arbitration. Any dispute arising under this Agreement will be resolved by arbitration administered exclusively in Baltimore, Maryland by JAMS, pursuant to its then-prevailing Employment Arbitration Rules & Procedures, before an arbitrator or arbitrators whose

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decision shall be final, binding and conclusive on the parties, and judgment on the award may be entered in any court having jurisdiction. The Company shall bear any and all costs of the arbitration process, excluding any attorneys’ fees and other legal expenses incurred by the Executive with regard to such arbitration. The Executive and the Company further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the PHH Group to which the Executive has been given access, and the likelihood of significant harm that the PHH Group would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company or any other member of the PHH Group from seeking injunctive relief to prevent the Executive from violating, or threatening to violate, the terms under Section 4.
     (i) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Secretary of the Company, or to the Executive at the home address most recently communicated by the Executive to the Company in writing.
     (j) Entire Agreement; Survival. This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the Board. The provisions of Section 4 of this Agreement and all provisions with respect to the payments to Executive after termination of this Agreement shall survive termination of the Agreement.
     (k) 409A Compliance.
          (i) This Agreement is intended to comply with, or otherwise be exempt from, section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and Treasury guidance promulgated thereunder (the “Code”).
          (ii) The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement. The Company shall not be liable to the Executive for any payment made under this Agreement, at the direction or with the consent of the Executive, which is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code section 409A.
          (iii) For purposes of Code section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
          (iv) If a payment obligation under this Agreement arises on account of the Executive’s termination of employment while a “specified employee” (as defined under Code section 409A and the regulations thereunder and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3)

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through (b)(12)) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of the Executive’s estate following his death.
          (v) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code section 105(b); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

/s/ Jerome J. Selitto
Executive

PHH CORPORATION

BY:	/s/ James O. Egan
	Name:	James O. Egan
	Title:	Non-Executive Chairman of the Board

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EXHIBIT A — NON-QUALIFIED STOCK OPTION AGREEMENT
PHH CORPORATION
2009 NON-QUALIFIED STOCK OPTION
AWARD NOTICE
We are pleased to notify you that PHH Corporation (the “Company”) has awarded you Non-Qualified Stock Options (each an “Option” or collectively, the “Options”). The Options entitle you to purchase shares of the Company’s Stock. The number of shares you may purchase and the exercise price at which you may purchase them are specified below. This Non-Qualified Stock Option Award Notice (the “Award Notice”) constitutes part of and is subject to the terms and provisions of the attached Non-Qualified Stock Option Award Agreement (the “Agreement”) and the Plan. Capitalized terms used but not defined in this Award Notice shall have the meanings set forth in the Agreement or the Plan.

Optionee:	[Name]

Participant #:	[ID]

Grant Date:	, 2009

Number of Shares:	250,000

Exercise Price:	$[Closing price of PHH stock on the Grant Date]

Expiration Date:	The Options shall expire at 5:00 p.m. Eastern Time on the 10th anniversary of the Grant Date, unless fully exercised or terminated earlier.

Vesting Schedule:	Subject to the provisions of the Agreement and the Plan, and provided that you remain continuously employed with the Company through the respective vesting dates set forth below, the shall become vested as follows:

Vesting Date: [INSERT], 2010 33.33% of the Options granted shall become vested on [INSERT], 2010.

Vesting Date: [INSERT], 2011 33.33% of the Options granted shall become vested on [INSERT], 2011.

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Vesting Date: [INSERT], 2012 33.34% of the Options granted shall become vested on [INSERT], 2012.
We congratulate you on the recognition of your importance to our organization and its future.

PHH CORPORATION
By:
Name:
Title: Date:
RETAIN THIS NOTIFICATION AND YOUR AWARD AGREEMENT WITH
YOUR IMPORTANT DOCUMENTS AS A RECORD OF THIS AWARD.

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PHH CORPORATION
NON-QUALIFIED STOCK OPTION
AWARD AGREEMENT
     PHH Corporation, a Maryland corporation (the “Company”) has granted to the Optionee named in the Award Notice to which this Non-Qualified Stock Option Award Agreement (the “Agreement”) is attached, an award consisting of non-qualified stock options (each an “Option,” and collectively, the “Options”), subject to the terms and conditions set forth in the Award Notice and this Agreement. The Options have been granted pursuant to the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (the “Plan”).
     WHEREAS, the Compensation Committee of the Board of Directors of the Company has the authority under and pursuant to the Plan to grant and establish the terms of awards to eligible employees of the Company and its Subsidiaries; and
     WHEREAS, the Compensation Committee of the Board of Directors of the Company desires to grant non-qualified stock options to the Optionee, subject to the terms of the Plan, the Award Notice, and this Agreement.
     In consideration of the provisions contained in this Agreement, the Company and the Optionee agree as follows:
     1. The Plan. The Options granted to the Optionee hereunder are granted pursuant to the Plan. A copy of the prospectus for the Plan is attached hereto and the terms of such Plan are hereby incorporated in this Agreement. Terms used in this Agreement which are not defined in this Agreement shall have the meanings used or defined in the Plan.
     2. Number of Shares and Purchase Price. The Optionee is hereby granted an option (an “Option”) to purchase the number of shares of Stock specified on the attached Award Notice (the “Option Shares”) at the Exercise Price per Share specified on the Award Notice, pursuant to the terms of this Agreement and the provisions of the Plan.
     3. Term of Option and Conditions of Exercise.
          (a) The Option has been granted as of the Grant Date and shall terminate on the Expiration Date specified on the Award Notice, subject to earlier termination as provided herein and in the Plan. Upon the termination or expiration of the Option, all rights of the Optionee in respect of such Option hereunder shall cease.
          (b) Subject to the provisions of the Plan and this Agreement, except as may otherwise be provided by the Committee, the Option shall vest in accordance with the Vesting Schedule set forth on the Award Notice, so long as the Optionee continues to be employed by or provide service to the Company or a Subsidiary; provided, however, that the Option shall become fully vested and exercisable upon a Change in Control, the death of the Optionee or the

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termination of the Optionee’s employment or service due to the disability (as defined in the Company’s long-term disability plan) of the Optionee.
     4. Termination of Employment.
          (a) Except as may otherwise be provided by the Committee, if the Optionee’s employment with or service to the Company or a Subsidiary is terminated, the Options that are then unexercisable will terminate immediately upon such termination of employment or service.
          (b) Except as may otherwise be provided by the Committee, if the Optionee’s employment with or service to the Company or a Subsidiary is terminated, the Options that are then exercisable will terminate as follows:
          (i) If the Optionee’s employment terminates by reason of such Optionee’s death or disability (as defined in the Company’s long-term disability plan), the Option may be exercised, to the extent vested on the date of termination, by the Optionee, the Optionee’s legal representative or legatee for a period of two years from the date of death or disability or until the Expiration Date, if earlier.
          (ii) If the Optionee’s employment is terminated by the Company for Cause, the Options that are then exercisable will terminate immediately as of the effective date of such termination. “Cause” means the Optionee’s (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with the Optionee’s duties or willful failure to perform the Optionee’s responsibilities in the best interests of the Company; (v) illegal use or distribution of drugs; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Optionee for the benefit of the Company, all as determined by the Committee, which determination will be conclusive.
          (iii) If the Optionee’s employment terminates for any reason other than by the Company for Cause or due to death or disability, the Option may be exercised, to the extent vested on the date of termination, for a period of one year from the date of termination or until the Expiration Date, if earlier.
     5. Exercise of Option.
          The Option may only be exercised in accordance with the terms of the Plan and the administrative procedures established by the Committee from time to time. The Optionee may pay the Exercise Price by:

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          (a) delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Committee in its discretion;
          (b) a broker-assisted cashless exercise procedure satisfactory to the Company;
          (c) tender (via actual delivery or attestation) to the Company of other shares of Stock which have a Fair Market Value on the date of tender equal to the Exercise Price, provided that such shares have been owned by the Optionee for a period of at least six months free of any substantial risk of forfeiture or were purchased on the open market without assistance, direct or indirect, from the Company; or
          (d) any combination of the foregoing.
     6. Adjustment upon Changes in Capitalization.
          The Option is subject to adjustment in the event of certain changes in the capitalization of the Company, to the extent set forth in Section 5 of the Plan.
     7. No Rights as a Stockholder. The Optionee shall not have any of the rights of a stockholder with respect to the Option Shares until such Option Shares have been issued to the Optionee upon exercise of the Options. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date on which such Option Shares are issued.
     8. Nontransferability of Options. These Options are nontransferable otherwise than by will or the laws of descent and distribution and during the Optionee’s lifetime, the Options may be exercised only by the Optionee or, during the period in which the Optionee is under a legal disability, by the Optionee’s guardian or legal representative. Except as provided above, the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.
     9. Withholding of Taxes. At the time the Options are exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due to the Optionee and otherwise agrees to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Options. The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Options or issuance of share certificates representing Option Shares.
     The Committee may, in its sole discretion, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Options either by electing to have the Company withhold from the shares of Stock to be issued upon exercise that number of Option Shares, or by electing to deliver to the Company already-owned shares of Stock, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

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     10. Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Option Shares as determined in the discretion of the Committee, except as provided in the Plan or in a written agreement signed by the Optionee and the Company.
     11. Entire Agreement. This Agreement and the Plan contain all of the understandings and agreements between the Company and the Optionee concerning the Option and supersedes all earlier negotiations and understandings, written or oral, between the parties with respect thereto. The Company and the Optionee have made no promises, agreements, conditions or understandings, either orally or in writing, that are not included in this Agreement or the Plan.
     12. Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.
     13. Notices. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company or the Committee, to the attention of the General Counsel of the Company at the principal office of the Company and, if to the Optionee, to the Optionee’s last known address contained in the personnel records of the Company.
     14. Binding Effect. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Optionee and their respective estate, successors and assigns, subject to any limitations on transferability under applicable law or as set forth in the Plan.
     15. Blackout Periods. The Optionee acknowledges that, from time to time as determined by the Company in its sole discretion, the Company may establish “blackout periods” during which this Option may not be exercised. The Company may establish a blackout period for any reason or for no reason.
     16. Integrated Agreement. The Award Notice, this Agreement and the Plan constitute the entire understanding and agreement of the Optionee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Award Notice and the Agreement shall survive any settlement of the award and shall remain in full force and effect.
     17. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Maryland, without effect to the conflicts of laws principles thereof.

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     18. Authority. The Committee shall have full authority to interpret and construe the terms of the Plan, the Award Notice, and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive on all parties.
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EXHIBIT B — RESTRICTED STOCK UNIT AGREEMENT
PHH CORPORATION
RESTRICTED STOCK UNIT
AWARD NOTICE
We are pleased to notify you that PHH Corporation (the “Company”) has awarded you Restricted Stock Units. The Restricted Stock Units represent the Company’s unfunded and unsecured promise to issue shares of the Company’s Stock at a future date subject to the terms and conditions of this Restricted Stock Unit Award Notice, the attached Restricted Stock Unit Award Agreement (the “Agreement”) and the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (the “Plan”). This Restricted Stock Unit Award Notice (the “Award Notice”) constitutes part of and is subject to the terms and provisions of the Agreement and the Plan. Capitalized terms used but not defined in this Award Notice shall have the meanings set forth in the Agreement or the Plan.

Grantee:	[Name]

Participant #:	[ID]

Grant Date:	, 2009

Number of Restricted Stock Units:	[ ]

Settlement Date:	For each Restricted Stock Unit, except as otherwise provided by this Agreement, the date on which such Restricted Stock Unit becomes vested in accordance with the Vesting Schedule set forth below.

Vesting Schedule:	Subject to the provisions of the Agreement and the Plan, and provided that you remain continuously employed with the Company through the vesting date set forth below, the Restricted Stock Units shall become vested as follows:

Vesting Date: [INSERT], 2010 100% of the Restricted Stock Units granted shall become vested on [INSERT], 2010.

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We congratulate you on the recognition of your importance to our organization and its future.

PHH CORPORATION
By:
Name:
Title:
Date:

RETAIN THIS NOTIFICATION AND YOUR AWARD AGREEMENT WITH
YOUR IMPORTANT DOCUMENTS AS A RECORD OF THIS AWARD.

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PHH CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
     PHH Corporation, a Maryland corporation (the “Company”) has granted to the individual (the “Grantee”) named in the Restricted Stock Unit Award Notice to which this Restricted Stock Unit Award Agreement (the “Agreement”) is attached, an award consisting of restricted stock units relating to the common stock, par value $0.01 per share, of the Company (the “Restricted Stock Units”), subject to the terms and conditions set forth in the Award Notice and this Agreement. The restricted stock units have been granted pursuant to the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (the “Plan”).
     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has the authority under and pursuant to the Plan to grant and establish the terms of awards to eligible employees of the Company and its Subsidiaries; and
     WHEREAS, the Compensation Committee of the Board of Directors desires to grant an award of Restricted Stock Units to the Grantee, subject to the terms and conditions of the Plan, the Award Notice and this Agreement.
     In consideration of the provisions contained in this Agreement, the Company and the Grantee agree as follows:
     1. The Plan. The Award granted to the Grantee hereunder is pursuant to the Plan. The terms of the Plan are hereby incorporated in this Agreement. Terms used in this Agreement which are not defined in this Agreement shall have the meanings used or defined in the Plan.
     2. Grant of Restricted Stock Units.
          a. Subject to the terms and conditions set forth in the Plan and this Agreement, the Grantee shall acquire the number of Restricted Stock Units set forth in the Award Notice, subject to adjustment by the Committee as provided in Section 5 of the Plan (the “Award”).
          b. The Grantee is not required to make any monetary payment (other than applicable tax withholding, if any, and payment of the par value of the Stock, if required by law) as a condition to receiving shares of Stock issued upon settlement of the Restricted Stock Units.
     3. Vesting of Restricted Stock Units. Subject to Paragraph 4 below, the Restricted Stock Units granted hereunder shall vest in accordance with the Vesting Schedule set forth in the Award Notice, attached hereto; provided, however, to the extent not already vested, the Restricted Stock Units shall become 100% vested upon a Change in Control, the Grantee’s death, or the Grantee’s termination of employment by reason of disability (as defined in the Company’s long-term disability plan), while employed with the Company.
     4. Termination of Employment. Notwithstanding any other provision of the Plan to the contrary, upon the termination of the Grantee’s employment with the Company and its Subsidiaries for any reason whatsoever (other than death or Disability), the Award, to the extent not yet vested, shall immediately and automatically terminate; provided, however, that the Committee may, in its sole and absolute discretion, accelerate the vesting of the Award, upon termination of employment or otherwise, for any reason or no reason, but shall have no obligation to do so.
     5. Settlement.
          a. Issuance of Shares of Stock. The Company shall issue to the Grantee, on the Settlement Date with respect to each Restricted Stock Unit to be settled on such date, shares of Stock that are equal to the number of vested Restricted Stock Units after any adjustments as provided under Section 5 of the Plan; provided, however, that the Grantee shall remain required to remit to the Company such amount that the Company determines is necessary to meet all required minimum withholding taxes.
          b. Certificate Registration. The certificate for the shares issued in settlement of the Restricted Stock Units shall be registered in the name of the Grantee, or, if applicable, in the names of the Grantee’s heirs.
          c. Restrictions on Grant of the Restricted Stock Units and Issuance of Shares. The grant of the Restricted Stock Units and issuance of shares of Stock upon settlement of the Restricted Stock Units shall be subject to and in compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Restricted Stock Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Restricted Stock Units, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
          d. Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Restricted Stock Units.
          e. Dividend Equivalents. As of each dividend payment date for each cash dividend on the Stock, the Grantee shall receive additional restricted stock units, which shall be subject to the same terms and conditions as the Restricted Stock Units granted pursuant to the Award Notice and this Agreement. The number of additional restricted stock units to be granted shall equal: (i) the product of (x) the per-share cash dividend payable with respect to each share of Stock on that date, multiplied by (y) the total number of Restricted Stock Units which have not been settled or forfeited as of the record date for such dividend, divided by (ii) the Fair Market Value of one share of Stock on the payment date of such dividend.

     6. Tax Obligations. As a condition to the granting of the Award and the vesting thereof, the Grantee agrees to remit to the Company or any of its applicable Subsidiaries such sum as may be necessary to discharge the Company’s or such Subsidiary’s obligations with respect to any tax, assessment or other governmental charge imposed on property or income received by the Grantee pursuant to this Agreement and the Award. Accordingly, the Grantee agrees to remit to the Company or an applicable Subsidiary any and all required minimum withholding taxes. To satisfy such obligation, Grantee agrees to have the Company withhold a number of whole shares of Stock otherwise deliverable to Grantee in settlement of the Restricted Stock Units having a Fair Market Value, as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.
     7. No Rights to Continued Employment; Loss of Office. Neither this Agreement nor the Award shall be construed as giving the Grantee any right to continue in the employ of the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company to terminate such employment. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, for purposes of the Plan and the Award, a termination of employment shall be deemed to have occurred on the date upon which the Grantee ceases to perform active employment duties for the Company following the provision of any notification of termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, the Grantee shall not be entitled (and by accepting an Award, thereby irrevocably waives any such entitlement), by way of compensation for loss of office or otherwise, to any sum or other benefit to compensate the Grantee for the loss of any rights under the Plan as a result of the termination or expiration of an Award in connection with any termination of employment. No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its Subsidiaries.
     8. Rights as a Stockholder. The Grantee shall have no rights as a stockholder with respect to any shares which may be issued in settlement of the Restricted Stock Units until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided Section 5 of the Plan and Section 5(e) of this Agreement.
     9. Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement. The Grantee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Agreement in the possession of the Grantee in order to carry out the provisions of this Section.
     10. Nontransferability of Restricted Stock Units. Prior to the issuance of shares of Stock on the Settlement Date, neither this Agreement nor any of the Restricted Stock Units subject to this Agreement shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Grantee, except transfer by will or by the laws of descent and distribution. All rights with respect to the Agreement shall be exercisable during the Grantee’s lifetime only by the Grantee or the Grantee’s guardian or legal representative.
     11. Amendments. The Committee may amend this Agreement at any time; provided, however, that no such amendment may adversely affect the Grantee’s rights under this Agreement without the consent of the Grantee, except to the extent such amendment is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable law or to prevent a detrimental accounting impact. No amendment or addition to this Agreement shall be effective unless in writing.
     12. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in the Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, or the Company, Attention: General Counsel, or such other address as the Company may designate in writing to the Grantee.
     13. Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Grantee and the Grantee’s heirs, executors, administrators, successors and assigns.
     14. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
     15. Integrated Agreement. The Award Notice, this Agreement and the Plan constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Award Notice and the Agreement shall survive any settlement of the award and shall remain in full force and effect.
     16. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Maryland, without effect to the conflicts of laws principles thereof.
     17. Authority. The Committee shall have full authority to interpret and construe the terms of the Plan, the Award Notice, and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive on all parties.
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EXHIBIT C— GENERAL RELEASE
     THIS RELEASE (the “Release”) is entered into between                                         (“Executive”) and PHH Corporation, a Maryland corporation (the “Company”), for the benefit of the Company. The entering into and non-revocation of this Release is a condition to Executive’s right to receive the severance payments under the Employment Agreement by and between the Company and the Executive, dated                     , 2009 (the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.
     Accordingly, Executive and the Company agree as follows.
     1. In consideration for the severance payments and other benefits provided to Executive by the Employment Agreement to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:
     (a) Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its subsidiaries, divisions, affiliates and related entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all rights and liabilities up to and including the date of this Release arising under or relating to the employment of Executive and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of the following: this Release, the Employment Agreement, any Option Award Agreements between the Company and Executive, any Restricted Stock Unit Award Agreements, any vested benefits under retirement plans sponsored by the Company, coverage under any officers’ and directors’ liability insurance policies, and rights of defense (or the cost thereof) or indemnification under the Company’s bylaws or charter or resolution of the Company’s Board of Directors.
     (b) To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

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     (c) This Release specifically excludes any claim for vested benefits to which Executive may be entitled under any benefit plan or special retention bonus arrangement of the Company or any affiliate in which Executive participates (the “Company Plans”). Executive’s entitlement to benefits under the Company Plans shall be determined in accordance with the provisions of those Company Plans. This Release specifically excludes Executive’s indemnification as an officer and employee of the Company or any affiliate thereof. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by restrictive covenants under the Employment Agreement, that continue or are to be performed following termination of employment.
     (d) The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.
     2. Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges receipt of a copy of this Release, and has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively acknowledges sufficient and reasonable time to review this Release and to consult with an attorney concerning Executive’s legal rights prior to the final execution of this Release. Executive has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by [                                        ] within the time period set forth above.
     3. This Release will be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New Jersey to be applied. In furtherance of the foregoing, the internal law of the State of New Jersey will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the severance payments under the Employment Agreement.

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     I,                                         , HAVING READ THE FOREGOING RELEASE, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY WAIVING AND RELEASING MY CLAIMS, ON                                         , 20___.

Executive

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